EXHIBIT 99.1

Exponent Reports First Quarter 2023 Financial Results

MENLO PARK, Calif., April 27, 2023 (GLOBE NEWSWIRE) --  Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter of fiscal year 2023 ended March 31, 2023.

“Exponent had a solid start to the year, growing revenues by over 9% on a year-over-year basis. This is a testament to the strength and resiliency of our business model, which is built upon a highly diversified portfolio of critical and integrated services,” commented Dr. Catherine Corrigan, President and Chief Executive Officer. “We continue to position ourselves for future growth by adding to our world-class team of scientists and engineers, increasing headcount year-over-year by 12% through strong talent acquisition and improved retention.”

“Increased demand for our reactive services, which have been foundational to Exponent since our inception, supported our results in the first quarter. This work includes robust litigation-related activity as well as product safety- and recall-related work. Our proactive engagements were driven by work in the consumer products, chemicals, utilities, automotive and life sciences sectors,” continued Dr. Corrigan. “As we look ahead, our expertise will be increasingly sought after as the world places greater emphasis on safety, health, and environmental issues. Exponent remains well positioned to address our clients’ needs across the product lifecycle, developing solutions for today while empowering innovations for tomorrow.”

First Quarter Financial Results

Total revenues and revenues before reimbursements for the first quarter of 2023 increased 9.2% to $140.3 million and $128.7 million, respectively, as compared to $128.5 million and $117.9 million in the first quarter of 2022, respectively.

Net income was $29.1 million, or $0.56 per diluted share, in the first quarter of 2023, as compared to $29.6 million, or $0.56 per diluted share, in the same period of 2022. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first quarter of 2023 was $3.6 million, or $0.07 per diluted share, as compared to $6.0 million or $0.11 per diluted share, in the first quarter of 2022. Including the tax benefit, Exponent’s consolidated tax rate was 18% in the first quarter of 2023, as compared to 9.7% for the same period in 2022.

EBITDA1 increased to $35.8 million, or 27.8% of revenues before reimbursements, in the first quarter of 2023, as compared to $34.5 million, or 29.2% of revenues before reimbursements in the first quarter of 2022.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.26 to be paid on June 23, 2023, and reiterated its intent to continue to pay quarterly dividends. During the first quarter of 2023, Exponent paid $14.5 million in dividends and closed the period with $125.6 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 83% of the Company’s revenues before reimbursements in the first quarter of 2023. Revenues before reimbursements in this segment increased 11% in the first quarter as compared to the prior year period. Growth during the quarter was driven by continued strong demand for Exponent's services from the transportation, utilities, consumer electronics, and life sciences industries.

Exponent’s environmental and health segment represented 17% of the Company’s revenues before reimbursements in the first quarter. Revenues before reimbursements in this segment decreased 1% in the first quarter as compared to the prior year period. Excluding the impact of foreign exchange of $478,000, revenues before reimbursements for the environmental and health segment increased 2% in the first quarter as compared to the prior year period. Work in this segment was primarily driven by Exponent’s safety-related engagements evaluating the impacts of chemicals on human health and the environment, as well as activity in the life sciences industry.

Business Outlook

“Our accelerated recruiting efforts over the last year have strengthened our unique position to meet the complex and dynamic needs of our clients. As always, we will continue to strategically manage headcount and balance utilization based on market demand, which will support our business model over the long term,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

Our full year 2023 guidance is unchanged. For the second quarter of 2023, as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the high-single to low-double digits; and,
  EBITDA1 to be 27.5% to 28.5% of revenues before reimbursements.

For the full year 2023 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the high-single to low-double digits; and,
  EBITDA1 to be 28.0% to 28.5% of revenues before reimbursements.

“For over five decades, Exponent has stood firmly at the cornerstone of engineering and scientific excellence, connecting the lessons of past failures with tomorrow's solutions to create a safer, healthier, and more sustainable world. Our first quarter results demonstrate Exponent's resilient business model and continued financial strength. Backed by our world class talent, multidisciplinary capabilities, and diverse client relationships, we remain confident in our ability to grow Exponent profitably and drive long-term value for our shareholders,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, April 27, 2023, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 6019209#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the COVID-19 pandemic (including factors relating to measures implemented by governmental authorities or by us to promote the safety of our employees, vendors and clients; other direct and indirect impacts on our business and the businesses of our clients, vendors and other partners; impacts which may, among other things, adversely affect our clients’ ability to utilize our services at the levels they have previously; disruptions of access to our facilities or those of our clients or third parties; and increased and potentially significant economic uncertainty and volatility, including credit and collectability risks and potential disruptions of capital and credit markets), the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Note on Forward-looking Non-GAAP Measures

The Company believes that the presentation of non-GAAP financial information on a forward-looking basis, including the guidance contained in this release, provides important supplemental information to management and investors regarding its anticipated results of operations. The Company is unable to provide a reconciliation of GAAP measures to corresponding forward-looking non-GAAP measures without unreasonable effort due to the high variability and low visibility of most of the items that have been excluded from these non-GAAP measures. The effects of these reconciling items may be significant, as the items that are being excluded are difficult to predict.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended March 31, 2023 and April 1, 2022
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	March 31,	April 1,
	2023	2022

Revenues
Revenues before reimbursements	$128,705	$117,870
Reimbursements	11,604	10,608

Revenues	140,309	128,478

Operating expenses
Compensation and related expenses	84,181	68,757
Other operating expenses	9,561	8,165
Reimbursable expenses	11,604	10,608
General and administrative expenses	5,843	4,231

Total operating expenses	111,189	91,761

Operating income	29,120	36,717

Other income
Interest income, net	1,770	21
Miscellaneous income, net	4,648	(3,931)
	6,418	(3,910)

Income before income taxes	35,538	32,807

Income taxes	6,414	3,198

Net income	$29,124	$29,609

Net income per share:
Basic	$0.57	$0.56
Diluted	$0.56	$0.56

Shares used in per share computations:
Basic	51,132	52,419
Diluted	51,682	53,039

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2023 and December 30, 2022
(unaudited)
(in thousands)

	March 31,	December 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$125,649	$161,458
Accounts receivable, net	173,064	170,114
Prepaid expenses and other assets	19,588	17,585
Total current assets	318,301	349,157
Property, equipment and leasehold improvements, net	69,413	65,539
Operating lease right-of-use asset	16,629	18,007
Goodwill	8,607	8,607
Other assets	153,477	145,352
Total assets	$566,427	$586,662

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$26,322	$29,115
Accrued payroll and employee benefits	63,390	105,822
Deferred revenues	14,567	18,834
Operating lease liability	4,900	5,258
Total current liabilities	109,179	159,029
Other liabilities	103,843	93,538
Operating lease liability	11,549	13,343
Total liabilities	224,571	265,910

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	314,502	301,002
Accumulated other comprehensive loss	(3,127)	(3,587)
Retained earnings	542,983	528,810
Treasury stock, at cost	(512,568)	(505,539)
Total stockholders' equity	341,856	320,752
Total liabilities & stockholders' equity	$566,427	$586,662

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended March 31, 2023 and April 1, 2022
(unaudited)
(in thousands)

	Quarters Ended
	March 31,	April 1,
	2023	2022

Net Income	$29,124	$29,609

Add back (subtract):

Income taxes	6,414	3,198
Interest income, net	(1,770)	(21)
Depreciation and amortization	1,988	1,689

EBITDA (1)	35,756	34,475

Stock-based compensation	7,063	6,870

EBITDAS (1)	$42,819	$41,345

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.